Exhibit 10.1
FIRST AMENDMENT TO EMPLOYMENT AGREEMENT
This First Amendment (“First Amendment”) to the Employment Agreement dated February 22, 2023, is made and entered into this 21st day of May, 2024, by and between Katapult Holdings, Inc., a Delaware corporation (“Parent”), Katapult Group, Inc., a wholly-owned subsidiary of Parent and a Delaware corporation (the “Company”), and Nancy Walsh (“Executive”).

RECITALS

WHEREAS, the parties wish to memorialize in writing the terms of Executive’s continued employment with the Company following the Effective Date;

WHEREAS, the capitalized terms in this First Amendment and not otherwise defined herein shall have the meaning given in the Employment Agreement dated February 22, 2023 (“Agreement”); and

WHEREAS, the parties now desire to supplement that Agreement, while keeping the terms of the Agreement otherwise in force and effect except where specifically indicated herein.

NOW, THEREFORE, pursuant to Section 6.5 of the Agreement, and in consideration of the promises and the mutual agreements contained in the Agreement and this First Amendment, the parties hereto (each, a “Party” and together, the “Parties”), intending to be legally bound hereby, agree as follows:

1.Amendment to Section 5.3(b). Section 5.3(b) of the Agreement, is hereby amended and restated in its entirety as follows:
(a)For purposes of this Agreement, “Good Reason” means absent Executive’s prior written consent, (i) the Company requiring Executive to be based at any office or location more than thirty (30) miles from Executive’s principal place of employment immediately prior to such relocation, (ii) a material adverse change in Executive’s job title or a material reduction in Executive’s duties or responsibilities; (iii) material reduction in Executive’s Base Salary, other than a general reduction in Base Salary affecting similarly situated senior executives of the Company, or (iv) the Company’s breach of this Agreement in any material respect; provided, however, that there shall be no resignation for “Good Reason” after such time as the Company delivers to Executive a notice of termination for one or more acts or omissions constituting Cause.

2.Amendment to Section 5.6(a). Section 5.6(a) of the Agreement, is hereby amended and restated in its entirety as follows:
(a)If the Company terminates Executive’s employment without Cause or Executive terminates Executive’s employment with Good Reason and during the period commencing three (3) months prior to a Change in Control and ending twelve months (12) following a Change in Control, in addition to the Accrued Obligations, in all cases subject to Executive’s execution and non-revocation of the Release in the time frame provided, the Company will (i) pay to Executive, as severance, a lump sum equal to two (2) times the sum of the Base Salary plus the Target

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Bonus for the year of termination, with payment on the next regular pay date following the sixtieth (60th) day after termination of employment; (ii) pay the cost of Executive’s COBRA premiums to continue group health insurance coverage for eighteen (18) months if Executive or Executive’s dependents participate in the Company’s group health benefits plan and timely elect to continue participating in the group health plan under COBRA; (iii) cause one hundred percent (100%) of the unvested portion of any and all long-term incentive awards held by Executive as of the closing of such Change in Control (to the extent such awards are assumed or continued (in accordance with its terms) by the surviving, continuing, successor, or purchasing entity or parent thereof, as the case may be, in such Change in Control) to immediately vest and, if applicable, become exercisable (in the case of a long-term incentive award with performance-based vesting, all performance goals and other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels); and (iv) extend the exercise period for the vested portion of any and all stock options held by Executive as of the termination date to the earliest to occur of the following: (A) the eighteenth (18th) month anniversary of the date of Executive’s termination, (B) immediately prior to the Company’s consummation of a Change in Control, or (C) the expiration date of each such option. Any provision contained in the agreement(s) under which such options were granted that is inconsistent with the exercise period extension as set forth herein is hereby modified to the extent necessary to provide for such extension. Notwithstanding anything herein to the contrary, the provisions of this Section are subject to the terms of the Plan which will govern in all cases. If Executive is terminated pursuant to this Section 5.6(a), the severance provisions of Section 5.2(b) and Section 5.3(c) will not apply; provided, however, if after the Company terminates Executive without Cause per Section 5.2 or Executive resigns for Good Reason per Section 5.3, it is determined such termination or resignation occurred during the period commencing three (3) months prior to a Change in Control, then the Company shall make a cash payment to Executive within sixty (60) days of the Change in Control equal to the amount Executive would have received under this Section 5.6(a) less any payment Executive already received by Executive under Section 5.2(b) or Section 5.3(c), and the Executive shall receive severance payments and benefits in total that equate to the provisions of this Section 5.6(a).

3.Miscellaneous.
(a)Except as expressly amended and modified by this First Amendment, the Agreement is and shall continue to be in full force and effect in accordance with the terms thereof.
(b)The headings contained in this First Amendment are for ease of reference only and shall not be considered in construing this First Amendment.
(c)This First Amendment may be executed in any number of counterparts, each of which when executed, shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument binding upon all of the parties hereto notwithstanding the fact that all Parties are not signatory to the original or the same counterpart.
(d)This First Amendment shall be governed and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to principles of conflict of laws.

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IN WITNESS WHEREOF, the parties hereto have executed this First Amendment on the day and year first written above.

KATAPULT HOLDINGS, INC.

By:    /s/ Orlando Zayas     Orlando Zayas, Chief Executive Officer

KATAPULT GROUP, INC.

By:    /s/ Orlando Zayas     Orlando Zayas, Chief Executive Officer

EXECUTIVE:

By:    /s/ Nancy Walsh     Nancy Walsh

[Signature Page to First Amendment to Employment Agreement]